Exhibit 16.1

December 31, 2025

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

We have read the statements under the heading “Change in Registrant’s Certifying Accountant” included in the Report of Foreign Private Issuer on Form 6-K of SciSparc Ltd. dated December 31, 2025, and are in agreement with the statements contained in the third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ KOST, FORER, GABBAY & KASIERER

A Member of EY Global